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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                 ------------


                                   FORM 8-K/A


                            AMENDMENT NO. 1 TO THE

                                CURRENT REPORT


                       Pursuant to Section 13 or 15(d)
                    of the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)  July 10, 1995
                                                  -------------


                     Sensormatic Electronics Corporation
         ---------------------------------------------------------
              (Exact name of registrant as specified in charter)


          Delaware                     1-10739              34-1024665
 -----------------------------    ----------------     ------------------
   (State or other jurisdic-      (Commission file       (IRS employer
    tion of incorporation)            number)          identification No.)


         500 N.W. 12th Avenue
       Deerfield Beach, Florida                               33442
----------------------------------------                 ---------------
(Address of principal executive offices)                    (Zip Code)


             Registrant's telephone number, including area code:
                                (305) 420-2000
                                --------------


        -------------------------------------------------------------
        (Former name or former address, if changed since last report)



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Item 5. Other Events.


     Shareholder actions were filed against the Company in the United States District Court for the Southern District of Florida by William Neuman and Robert Ehrenreich on July 10, 1995, and by Eugene Friedman and Clara Friedman, as joint tenants, on July 12, 1995. Also named as defendants in the actions were Ronald G. Assaf, Chairman of the Board, President and Chief Executive Officer; Gerd Witter, President of Sensormatic Europe; Lawrence J. Simmons, Vice President of Finance and Chief Accounting Officer; Michael E. Pardue, formerly Executive Vice President, Chief Operating Officer and Chief Financial Officer and a director; and John T. Ray, Jr. and Arthur G. Milnes, directors. Filing of the actions followed the Company's announcement on July 7, 1995, that its earnings for the quarter and year ended June 30, 1995, would be substantially below expectations. The complaints, which are substantially identical, allege, among other things, that commencing on December 30, 1994, the Company and certain other named defendants issued false and misleading statements about the Company's business prospects and failed to disclose allegedly adverse information, particularly relating to the Company's merger with Knogo Corporation consummated December 30, 1994, all of which allegedly inflated the price of the Company's stock artificially.

     The four plaintiffs, who, in the aggregate, claim to have purchased 200 shares of the Company's stock and to have sold 200 put contracts during the period in question, seek class certification and unspecified rescissory or compensatory damages, together with interest, costs, attorneys' fees and other relief, for themselves and other putative class members who purchased the Company's common stock or related securities during the period December 30, 1994, through July 6, 1995.

     The Company subsequently received copies of complaints relating to three additional shareholder actions which were filed against the Company in the United States District Court for the Southern District of Florida by
Steve Silvers, Raymond Cayuso and the Thomas E. Powell Profit Sharing Plan ("Powell"), on or about July 17, July 20, and August 3, 1995, respectively.
The Company received a copy of the Silvers complaint on or about July 31, 1995, and received copies of the other complaints thereafter.

     The Cayuso complaint is substantially identical to the three actions referred to in the first two paragraphs of this Item, and also names as defendants, in addition to the Company, Messrs. Assaf, Witter, Simmons, Pardue, Ray and Milnes. The Cayuso plaintiff, who claims to have purchased 250 shares of the Company's stock, also seeks class certification and unspecified rescissory or compensatory damages, together with interest, costs, attorney's fees and other relief, for himself and for other putative class members who purchased the Company's common stock or related securities during the period December 30, 1994, through July 6, 1995.

     The Silvers complaint alleges violations of the federal securities laws similar to those alleged in the above-referenced actions. It also alleges, among other things, claims for negligent misrepresentation and common law fraud and deceit. In addition to the Company, Messrs. Assaf and Pardue are also named as defendants in the Silvers action. The Silvers plaintiff, who claims to have purchased 100 shares of the Company's stock, seeks class certification and unspecified damages, together with interest, costs, expenses, attorney's fees, accountants' fees and experts' fees and other relief, for himself and other putative class members who purchased the Company's common stock during the period December 30, 1994, through July 7, 1995.

     The Powell complaint alleges, among other things, that the Company made false and misleading public disclosures about its revenues and earnings and about alleged health issues relating to its products, and that certain of its accounting practices were not in accordance with applicable accounting standards, during the period August 19, 1993, through July 10, 1995. In the Powell action, the defendants, in addition to the Company, are Messrs. Assaf, Pardue, Simmons and Milnes; James E. Lineberger, Chairman of the Executive Committee and a director of the Company; Jerome M. LeWine, a director; and the Company's auditors, Ernst & Young LLP. The Powell plaintiff claims to have purchased 200 shares of the Company's stock and seeks class certification and unspecified rescissory, compensatory and punitive damages, together with interest, costs, attorneys' fees, experts' fees and other relief, for itself and other putative class members who purchased the Company's common stock during the period August 19, 1993, through July 10, 1995.

     The Company believes that its prior public disclosures were at all times appropriate to the circumstances when made and that its accounting practices were proper. The Company intends to vigorously defend against all of these suits.



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                                  SIGNATURES



        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:  August 14, 1995


                                        SENSORMATIC ELECTRONICS CORPORATION


                                        By /s/ Miguel A. Flores
                                           --------------------------------
                                           Miguel A. Flores
                                           Vice President and Treasurer





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